Exhibit 99.1

April 22, 2003

Endocardial Solutions Announces FDA Approval of EnSite NavX™

MINNEAPOLIS / ST. PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced it has received the FDA’s approval to market its EnSite NavX™ intracardiac non-fluoroscopic navigation system.  EnSite NavX, which will be integrated as part of the EnSite® System, allows electrophysiologists to visualize and navigate a complement of intracardiac catheters in any chamber of the heart for diagnostic and therapeutic applications.  EnSite NavX also enables physicians to simultaneously display more electrodes and catheters than any other 3D mapping system currently available.

“EnSite NavX is yet another example of our continuing effort to provide our EnSite customers with integrated solutions to improve the clinical interpretation of mapping and ablation of patients with cardiac arrhythmias.  EnSite NavX is a simple and effective product that allows our customers to treat a broad array of cardiac arrhythmias with a very simple and intuitive approach”, said Jim Bullock, President and Chief Executive Officer.  “There is extremely strong interest worldwide in the EnSite NavX platform, with more than 130 centers having purchased extended warranties with hardware upgrades, which entitle them to receive the NavX upgrade to their EnSite systems.  We will be upgrading systems with EnSite NavX throughout the second and third quarters of 2003”, stated Bullock.

Clinical testing of the EnSite NavX technology was performed at Sinai Medical Center in Milwaukee by Jasbir Sra, MD, Clinical Professor of Medicine at the University of Wisconsin.  “The EnSite NavX technology allows us to perform simplified procedures while enabling complete 3D display of all our diagnostic and therapeutic catheters with accuracy.  The technology is particularly well-suited for the treatment of atrial fibrillation, since we prefer to use and display circumferential catheters in the context of each patient’s unique venous anatomy,” said Dr. Sra.

During the upcoming North American Society of Pacing and Electrophysiology meeting (NASPE) in Washington, D.C., Endocardial Solutions will demonstrate EnSite NavX technology and host a symposium to share clinical results, as well as report on the clinical application of the EnSite System in congestive heart failure studies, and the integration and display of patient electrical activation information on 3D digital cardiac images (EnSite DIF™).

Company Background

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets the EnSite System used for the diagnostic mapping of arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart) with a 3D graphical display of the heart’s electrical activity, and the navigation and localization of conventional catheters (diagnostic or therapeutic) used during electrophysiology procedures.  The U.S. Food and Drug Administration cleared the EnSite System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter of 1999, and approved the EnSite NavX Surface Electrode Kit to display the position of conventional electrophysiology catheters in any chamber of the heart in the second quarter of 2003.

Contacts:

Jim Bullock, President & CEO, Endocardial Solutions  (651) 523-6928  jbullock@endocardial.com

J. Robert Paulson, Chief Financial Officer  (651) 523-6916  bpaulson@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions  (651) 523-6959  bgutzke@endocardial.com